OFFICE
DEPOT
                                                                    NEWS RELEASE
--------------------------------------------------------------------------------
CONTACT: Eileen H. Dunn
         Vice President, Investor Relations/Public Relations
         561/438-4930
         edunn@officedepot.com
         ---------------------


                OFFICE DEPOT ANNOUNCES THIRD QUARTER 2002 RESULTS

          o    Earnings  Per Share  Rose 40% to  $0.28,  EPS  Exceeds  Consensus
               Estimates
          o    Accelerating Growth Trends in North American Delivery
          o    European Sales Grew 9% in Local Currencies
          o    Free Cash Flow on Track to Exceed $400 Million for Full Year

(Delray Beach, FL) October 16, 2002 - OFFICE DEPOT, INC. (NYSE: ODP), the world's largest seller of office products, today announced third quarter results for the fiscal period ended September 28, 2002.

Total Company sales for the third quarter grew 4% to $2.9 billion compared to the third quarter of 2001. For the first nine months of 2002, sales grew 3% to $8.5 billion compared to the same period of 2001. Worldwide comparable sales in the 864 stores and 39 delivery centers that have been open for more than one year improved 1% for the third quarter and were flat for the first nine months of 2002. Worldwide e-commerce sales grew 35% to $542.9 million during the quarter and by 36% to $1.5 billion for the first nine months of 2002. The Company remains on track to exceed $2 billion of worldwide e-commerce revenue in 2002.

Operating income for the third quarter increased 41% to $142.1 million compared to the same period in 2001. Earnings per share rose 40% to $0.28 for the third quarter from $0.20 in the comparable period last year. Results for the period include approximately $3 million of costs related to legal reserves for the anticipated settlement of class action litigation in the state of California.

For the first nine months of 2002, operating income increased 44% to $397.8 million compared to the same period in 2001. Earnings per share rose 47% to $0.78 during the first nine months of 2002 compared to the same period in 2001. Results for the period now include approximately $15 million ($0.03 per share) of costs related to legal reserves for the anticipated settlement of class action litigation in the state of California.

Bruce Nelson, Office Depot's Chairman & CEO, commented, "Our performance in the third quarter reflects the continued strength in operating performance across all segments of our business. We believe these results, along with our outlook for continued strong cash flow, are further evidence of our ability to generate solid earnings growth despite a challenging sales environment. Our conservative balance sheet remains the strongest in the industry and as a result of our strong free cash flow, our cash position once again approaches the $1 billion mark, despite the over $240 million redemption of outstanding LYONS(R) during the third quarter.

"While our North American retail sales results have not met our expectations, the business continues to perform exceedingly well. Gross margins continued the positive trends of the past four quarters, and our new store payroll model is generating the level of benefits we were expecting. Our North American Retail business is well positioned to benefit from any incremental lift in the current economic climate.

"We saw a meaningful acceleration in sales and profit growth in our North American Business Services Group during the quarter. Our quality and customer service metrics have continued to outperform our expectations.

"International operating margins remained strong in spite of our significant growth investments in both new countries and new channels. Results from our start-up contract operations in five European countries remain very encouraging, and during the quarter we saw accelerating growth in our two newest countries:
Switzerland and Spain.

"We continue to see strength across all of our businesses in virtually all of our key operating, quality, customer service and employee retention metrics. Our supply chain remains best in class, with industry-leading inventory turns and customer service levels. We are on track to significantly improve our RONA in 2002 to low double-digit levels.

"One of the most important goals we have set for ourselves is to be recognized as one of the 100 best companies to work for in the United States. We have made significant strides in making Office Depot a more "Compelling Place to Work, Shop and Invest" as evidenced by our ability to continue to generate strong operating results in a difficult economic environment."

FOURTH QUARTER OUTLOOK
When commenting on the Company's outlook for the fourth quarter, Mr. Nelson noted, "We remain comfortable at this time with the fourth quarter consensus earnings expectations. Our assumptions for the quarter look for gradual revenue acceleration in our North American delivery business, somewhat softer growth rates in our International business than in the third quarter, and flat to slightly positive comps in our North American Retail business. While we experienced strong growth in operating income in the third quarter, we do expect some pressure on fourth quarter operating margins, as we increase the mix of technology sales in retail and 4Sure.com, activate additional sales force hiring deferred from the third quarter and manage the ongoing pressure on sales and margins in our Viking domestic mail order operations. Our balance sheet has never been stronger, and we remain poised to accelerate our sales and earnings growth when the economy regains momentum, as it eventually will."

Additional third quarter Company highlights:

          o Named David D'Arezzo as Executive Vice President of Merchandising. Mr. D'Arezzo is responsible for all merchandising across the Company's North American retail, contract, catalog and e-commerce businesses. He will also direct Office Depot's strategic merchandising initiatives and lead the development of new merchandising initiatives to improve sales and profitability across all channels.

          o Redeemed the 1992 Liquid Yield Option Notes (LYONs(R)), due December 2007, at 100% of the principal amount, plus accrued interest through the redemption date in August. The redemption reduced the Company's indebtedness by approximately $241 million and affected diluted earnings per share by an amount approximately equivalent to the repurchase of 13.8 million shares.
          o    Launched  an  office  products  store  on  Amazon.com.  This  new
               e-commerce alliance reaches out to personal-use shoppers and offers more than 50,000 products, including basic office supplies, technology products and home office furniture. The Amazon.com office products store reaches an important and large customer segment that does not traditionally purchase their office product needs from office supply superstores.
          o Launched two new Viking e-commerce Web sites in Belgium to accommodate our Dutch-speaking and French-speaking customers in that country. As of the end of the third quarter, Office Depot has 20 international Web sites under the Office Depot and Viking brand names. Included in this list is www.school.com in the
               United States designed exclusively for teachers and students to purchase school supplies.
          o Furthered our worldwide industry leading position in global e-commerce sales. No one sells more office supplies to more customers in more countries online than Office Depot. We remain on track to exceed $2 billion in total worldwide e-commerce sales this year and expect to reach approximately $2.5 billion in 2003.
          o Announced the decision to sell our Australian business. After exploring various opportunities to grow and expand our market position in Australia, it became evident that reaching the "critical mass" necessary to generate long-term sustainable growth and profitability was unlikely. A search is currently in process to locate a buyer for the business. As a result of our decision, we account for our results in Australia as "discontinued operations" for all periods presented in this press release.

SEGMENT RESULTS

North American Retail Division


                                                Third Quarter                  Year-to-Date

----------------------------------------------------------------------------------------------------
(In millions of dollars)                        2002            2001           2002           2001
----------------------------------------------------------------------------------------------------
Sales                                         $1,460.2        $1,469.5       $4,375.2       $4,364.9
COGS and Occupancy Costs                       1,084.8         1,110.7        3,274.8        3,360.0
                                               -------         -------        -------        -------
     Gross Profit                                375.4           358.8        1,100.4        1,004.9
Operating and Selling Expenses                   255.3           278.7          764.9          780.7
                                                 -----           -----          -----          -----
     Segment Operating Profit                   $120.1           $80.1         $335.5         $224.2

----------------------------------------------------------------------------------------------------


North American Retail sales declined by 1% for the third quarter and remained relatively flat for the first nine months of 2002 compared to the same periods last year. Comparable sales in the 832 stores open for more than one year declined 2%, both in the third quarter and the first nine months of 2002.

North American retail comparable sales results were primarily impacted by a disappointing back-to-school season and continued negative comparable sales results in furniture and technology. Traffic was flat in spite of the negative back-to-school impact, and the average transaction size was down slightly over last year, reflecting continued weakness in furniture and technology sales. Technology sales improved sequentially from the second quarter, although still down from last year. Core office supplies and paper and filing had a mixed performance, with softer back-to-school sales offsetting some strengthening in these categories.

Gross margins improved by 129 basis points for the third quarter and 213 basis points for the nine months. This increase for the quarter reflects further improvements from better buying, globally sourced back-to-school products and the sustainable benefits generated through sku/category management and re-merchandising efforts.

Operating and selling expenses include the accrual of an additional $3 million ($15 million for the nine months) during the third quarter for the anticipated settlement of potential class action litigation in the state of California. Results for the third quarter of 2001 and year-to-date periods included approximately $26 million relating to store closures and asset impairments.

During the third quarter, we opened eight new office supply superstores and relocated three existing retail stores. At the end of the quarter, Office Depot operated a total of 861 office product superstores throughout the United States and Canada.

BUSINESS SERVICES GROUP


                                                Third Quarter                  Year-to-Date

----------------------------------------------------------------------------------------------------
(In millions of dollars)                      2002            2001           2002           2001
----------------------------------------------------------------------------------------------------
Sales                                       $1,004.1          $947.2       $2,950.3       $2,841.9
COGS and Occupancy Costs                       689.0           643.8        2,032.2        1,951.0
                                               -----           -----        -------        -------
     Gross Profit                              315.1           303.4          918.1          890.9
Operating and Selling Expenses                 213.8           214.5          641.4          674.2
                                               -----           -----          -----          -----
     Segment Operating Profit                 $101.3           $88.9         $276.7         $216.7
----------------------------------------------------------------------------------------------------


Sales in our Business Services Group grew 6% during the third quarter and 4% for the first nine months of 2002 compared to the same periods last year. While catalog sales growth was slightly negative, the contract business grew almost 7% during the quarter. This growth is primarily attributable to market share gains, as the economy continues to be sluggish in most parts of the country. Improvements were shown in all contract regions, with particular strength in our Eastern region. Our West Coast sales were essentially flat for the quarter, a significant improvement from the first half of the year. Domestic e-commerce sales grew by 34% during the quarter, continuing our leadership position in the industry.

Segment operating profit improved 70 basis points during the period and 176 basis points for the first nine months of 2002 compared to the same periods last year. Gross margins were 66 basis points lower for the third quarter and 23 basis points lower for the nine months, reflecting the impact of adding the lower-margin business of 4Sure.com and overall merchandise mix changes. Operating costs decreased by 136 basis points during the third quarter, and reflect continued improvements in productivity and efficiency in our North American warehouses. We do expect some pressure on fourth quarter operating margins, as we increase the mix of technology sales at 4Sure.com, activate additional sales force hiring deferred from the third quarter and manage the ongoing pressure on sales and margins in our Viking domestic mail order operations.

Our North American warehouses continue to make progress in driving costs down and increasing productivity and efficiency. Virtually all of our key operating and customer service metrics showed continued improvement and customer complaints remain at historical lows.

INTERNATIONAL DIVISION


                                             Third Quarter                  Year-to-Date

----------------------------------------------------------------------------------------------------
(In millions of dollars)                  2002            2001           2002           2001
----------------------------------------------------------------------------------------------------
Sales                                        $407.4          $347.5       $1,191.7       $1,095.1
COGS and Occupancy Costs                      246.9           208.2          719.0          657.6
                                              -----           -----          -----          -----
     Gross Profit                             160.5           139.3          472.7          437.5
Operating and Selling Expenses                108.5            81.9          314.9          271.5
                                              -----            ----          -----          -----
     Segment Operating Profit                 $52.0           $57.4         $157.8         $166.0
----------------------------------------------------------------------------------------------------


Our International Division grew 8% in local currencies and 17% in U.S. dollars during the third quarter, primarily as a result of the continued strong results in our European operations. For the first nine months of 2002, our International growth was 6% in local currencies and 9% in U.S. dollars. In early September, we launched our new European Business Services Division in Italy, and we are on track to launch a German sales force in early 2003. Sales results for our two newest countries, Switzerland and Spain, are ramping up nicely and showing accelerating growth trends.

International sales were positively impacted by foreign exchange rates in the third quarter by $32.7 million, but only by $26.7 million for the first nine months of 2002. International Division operating profit also benefited from foreign exchange rates by $4.2 million during the third quarter, but only by $4.0 million in the first nine months of 2002.

Segment gross margins declined during the third quarter by 71 basis points, primarily attributable to prospecting efforts in new countries, and an increase in the proportion of slightly lower margin contract business. Operating costs for 2001 included the $10.2 million gain on the sale of our London warehouse. Excluding this gain, operating costs increased by 18% as compared to the third quarter last year. This increase is primarily payroll costs associated with adding new contract sales representatives in four countries and the cost of our start-up operations in Spain and Switzerland. This segment continues to generate significant profitability and free cash flow in spite of the enormous investments we are making in new countries, new channels and a rapidly growing retail presence in France.

As announced earlier this quarter, the Company has initiated a process to identify potential buyers for the business in Australia. Accordingly, the current and prior period results are excluded from the table above and are presented as a single line of discontinued operations in the attached financial information.

Office Depot retail stores operate in the following countries, through a combination of wholly owned operations, joint ventures and international licensing agreements:


                                                   Third Quarter             Open at Quarter End
                                                     Activity

----------------------------------------------------------------------------------------------------
Number of Stores                                 Opened          Closed          2002         2001
----------------------------------------------------------------------------------------------------
Mexico  (Joint Venture)                              3                 -          68             57
France *                                             1                 1          32             28
Israel  (Joint Venture & License)                    1                 -          25             23
Poland  (License)                                    -                 -          15             16
Japan *                                              -                 -          12              7
Hungary  (License)                                   -                 -           3              3
Thailand  (License)                                  -                 -           2              2
Guatemala (Joint Venture)                            1                 -           2              -
                                           ------------ ----------------- ----------- --------------
     Total                                           6                 1         159            136
----------------------------------------------------------------------------------------------------
* Office Depot wholly owned stores



Along with its retail stores, the Company also has delivery and catalog operations in 17 countries outside of the United States and Canada.

--------------------------------------------------------------------------------
CONFERENCE CALL INFORMATION
Office Depot will hold a conference call for investors and analysts at 8:00 a.m. (Eastern Time) on today's date. The conference call will be available to all investors via Webcast at www.officedepot.com/companyinfo under Investor Relations. Interested parties may contact Investor Relations at 561-438-1680 for further information on the conference call.
--------------------------------------------------------------------------------

No one sells more office products to more customers in more countries through more channels than Office Depot. As the largest seller of office products around the world, the Company operates under the Office Depot(R), Viking Office Products(R), Viking Direct(R) and 4Sure.com(R) brand names. As of September 28, 2002, Office Depot operated 861 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 24 delivery centers, more than 60 local sales offices and 13 regional call centers. Furthermore, the Company sells products and services in 19 countries outside of the United States and Canada, including 32 office supply stores in France and 12 in Japan that are owned and operated by the Company; and 115 additional office supply stores under joint venture and licensing agreements operating under the Office Depot name in six foreign countries.

The Company operates an award-winning U.S. Office Depot brand Web site at www.officedepot.com where customers can access Office Depot's low competitive prices seven days a week, twenty-four hours a day, as well as a new Web site that targets the school supply market at www.school.com. The Company also operates eighteen additional Web sites, under the Office Depot and Viking Office Products names, in the U.S., Canada and ten international countries including:
Austria, Australia, Belgium, France, Japan, Germany, Ireland, Italy, the Netherlands and the United Kingdom.

Office Depot's common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission ("SEC"), including without limitation its most recent filing on Form 10-K, filed on March 19, 2002 and subsequent filings on Forms 10-Q and 8K. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company's SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial Web sites.




                                                     OFFICE DEPOT, INC.
                                       CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                          (In thousands, except per share amounts)
                                                          (Unaudited)


                                                  13 Weeks            13 Weeks            39 Weeks            39 Weeks
                                                    Ended               Ended               Ended               Ended
                                                September 28,       September 29,       September 28,       September 29,
                                                    2002                2001                2002                2001
                                              ------------------  ------------------  ------------------  ------------------

Sales                                               $2,870,781          $2,763,318          $8,514,913          $8,299,703
Cost of goods sold and occupancy costs               2,020,352           1,962,239           6,024,991           5,967,489
                                              ------------------  ------------------  ------------------  ------------------

  Gross profit                                         850,429             801,079           2,489,922           2,332,214

Store and warehouse operating
  and selling expenses                                 577,156             574,909           1,720,307           1,725,598
General and administrative expenses                    128,729             120,927             366,565             325,576
Other operating expenses                                 2,473               4,444               5,236               4,894
                                              ------------------  ------------------  ------------------  ------------------
                                                       708,358             700,280           2,092,108           2,056,068

  Operating profit                                     142,071             100,799             397,814             276,146

Other income (expense):
  Interest income                                        5,550               4,146              13,920               7,970
  Interest expense                                     (13,840)            (11,916)            (36,598)            (30,310)
  Miscellaneous income (expense), net                     (637)               2,564              3,416              (3,862)
                                              ------------------  ------------------  ------------------  ------------------

Earnings from continuing operations
before income taxes                                    133,144              95,593             378,552             249,944

Income taxes                                            46,013              33,480             132,489              90,782
                                              ------------------  ------------------  ------------------  ------------------

   Earnings from continuing operations                  87,131              62,113             246,063             159,162

   Discontinued operations                               1,041                 347               1,763               1,601
                                              ------------------  ------------------  ------------------  ------------------

Net earnings                                         $  88,172           $  62,460          $  247,826          $  160,763
                                              ==================  ==================  ==================  ==================

Earnings per common share from continuing operations:
   Basic                                              $   0.28            $   0.21            $   0.80            $   0.54
   Diluted                                                0.27                0.20                0.77                0.52

Net earnings per common share:
   Basic                                              $   0.29            $   0.21            $   0.81            $   0.54
   Diluted                                                0.28                0.20                0.78                0.53

Weighted average number of common shares outstanding:
   Basic                                               308,282             298,375             306,484             297,185
   Diluted                                             320,701             317,594             325,605             314,538



                               OFFICE DEPOT, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)
                                   (Unaudited)


                                                                          As of                     As of
                                                                      September 28,              December 29,
                                                                           2002                      2001
                                                                    -------------------       -------------------
Assets

Current assets:
  Cash and cash equivalents                                                $  940,187                $  565,388
  Receivables, net                                                            792,508                   774,175
  Merchandise inventories, net                                              1,090,705                 1,253,420
  Deferred income taxes                                                       141,562                   148,490
  Prepaid expenses and other assets                                           110,444                    81,908
                                                                    -------------------       -------------------
     Total current assets                                                   3,075,406                 2,823,381

Property and equipment, net                                                 1,093,869                 1,099,618
Goodwill, net                                                                 256,555                   242,762
Other assets                                                                  167,436                   165,882
                                                                    -------------------       -------------------
                                                                           $ 4,593,266               $ 4,331,643
                                                                    ===================       ===================
Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                                                        $ 1,105,208               $ 1,058,436
  Accrued expenses and other liabilities                                      630,714                   617,210
  Income taxes payable                                                        150,318                   107,347
  Current maturities of long-term debt                                         17,540                   318,521
                                                                    -------------------       -------------------
     Total current liabilities                                              1,903,780                 2,101,514

 Deferred income taxes and other credits                                       67,673                    64,139
 Long-term debt, net of current maturities                                    412,533                   315,331
 Zero coupon, convertible subordinated notes                                      ---                     2,221

Commitments and Contingencies

Stockholders' Equity
 Common stock - authorized 800,000,000 shares
    of $.01 par value; issued 393,238,506 in
    2002 and 385,538,340 in 2001                                                3,932                     3,855
 Additional paid-in capital                                                 1,112,660                 1,007,088
 Unamortized value of long-term incentive stock grant                          (1,683)                   (2,578)
 Accumulated other comprehensive income                                       (28,304)                  (71,273)
 Retained earnings                                                          1,965,560                 1,717,734
 Treasury stock, at cost - 84,676,859 shares in 2002
    and 82,443,170 shares in 2001                                            (842,885)                 (806,388)
                                                                    -------------------       -------------------
                                                                            2,209,280                 1,848,438
                                                                    -------------------       -------------------
                                                                          $ 4,593,266               $ 4,331,643
                                                                    ===================       ===================



                               OFFICE DEPOT, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)

                                                                              39 Weeks                  39 Weeks
                                                                                Ended                    Ended
                                                                            September 28,            September 29,
                                                                                2002                      2001
                                                                         --------------------      -------------------

Cash flows from operating activities:
  Net earnings                                                                   $  247,826               $  160,763
  Adjustments to reconcile net earnings to net cash provided by operating activities:
       Discontinued operations                                                       (1,763)                  (1,601)
       Depreciation and amortization                                                149,324                  145,948
       Provision for losses on inventories and receivables                           76,565                   88,125
       Changes in working capital                                                   259,819                  213,246
       Other operating activities, net                                               19,439                   62,394
                                                                         --------------------      -------------------
     Net cash provided by operating activities                                      751,210                  668,875
                                                                         --------------------

Cash flows from investing activities:
  Purchases of investments and other assets                                              --                  (45,961)
  Capital expenditures, net of proceeds from sales                                 (131,040)                (119,670)
                                                                         --------------------      -------------------
     Net cash (used in) investing activities                                       (131,040)                (165,631)
                                                                         --------------------      -------------------

Cash flows from financing activities:
  Proceeds from exercise of stock options and sale of stock
      Under employee stock purchase plans                                            83,484                   20,681
  Acquisition of treasury stock                                                     (36,380)                      --
  Proceeds from issuance of long-term debt                                                --                  255,094
  Payments on long- and short-term borrowings, net                                 (324,906)                (373,700)
                                                                         --------------------      -------------------
     Net cash provided by (used in) financing activities                           (277,802)                 (97,925)
                                                                         --------------------      -------------------

 Effect of exchange rate changes on cash and cash equivalents                        32,431                   (9,655)
                                                                         --------------------      -------------------

  Net increase in cash and cash equivalents                                         374,799                  395,664
     Cash and cash equivalents at beginning of period                               565,388                  146,458
                                                                         --------------------      -------------------
     Cash and cash equivalents at end of period                                  $  940,187               $  542,122
                                                                         ====================      ===================